FXCM Inc. Announces Anticipated Fourth Quarter Revenues and

Fourth Quarter Earnings Conference Call

NEW YORK, NY – February 29, 2012 – FXCM Inc (NYSE: FXCM), a leading online provider of foreign exchange, or FX, trading and related services, today announced anticipated fourth quarter and full year 2011 revenues and selected operating metrics:

Fourth Quarter Highlights:

•	2011 fourth quarter revenues of $105.2 million, up 9% versus the same period in 2010
•	Retail revenue per million of $98 per million
•	Retail customer trading volume(1) for the fourth quarter 2011 was $972 billion, 16% higher than the fourth quarter 2010.
•	Institutional customer trading volume(1) for the fourth quarter 2011 was $429 billion, 125% higher than 2010

Full-Year Highlights:

•	Full year revenues of $412.4 million, up 14% compared to 2010
•	Retail revenue per million of $96 per million
•	Retail customer trading volume(1) for 2011 was $3.8 trillion, 19% higher than 2010
•	Institutional customer trading volume(1) for 2011 was $1.2 trillion, 56% higher than 2010

(1) Volume that FXCM customers traded in period translated into US dollars.

The above revenue and revenue per million figures are subject to the finalization of the company’s fourth quarter and full year results.

“2011 was a strong year for FXCM. We grew our active retail account base by 20% to 163,094 accounts, increased retail customer trading volume by 19% to a record $3.8 trillion, increased institutional customer trading volume by 56% to a record $1.2 trillion and closed two acquisitions in Japan, considerably increasing our position in that region, the world’s largest retail FX market,” said Drew Niv, Chief Executive Officer.

“As we start 2012, we are optimistic about a number of organic initiatives. E*TRADE’s recent announcement that it will launch foreign exchange trading using FXCM is an example of our recent success in growing our white label business. In addition, we continue to migrate our institutional clients onto our proprietary platform, which we believe will make us more competitive and capture more market share.”

Conference Call

FXCM Inc. will report fourth quarter and full year 2011 results on March 14, 2012 before the opening of the stock market and host a conference call to discuss the results at 8:15 a.m. (EST) on that date. This conference call will be available to domestic participants by dialing 800-291-5365 and 617-614-3922 for international participants. The conference ID number is 64410473. A live, audio webcast, a copy of FXCM Inc.'s earnings release, results presentation and replay of this conference call will also be available at http://ir.fxcm.com/.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM Inc.'s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. FXCM Inc. believes these factors include but are not limited to evolving legal and regulatory requirements of the FX industry, the limited operating history of the FX industry, risks related to the protection of its proprietary technology, risks related to its dependence on FX market makers, market conditions and those other risks described under "Risk Factors" in FXCM Inc.'s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011 and subsequently filed quarterly reports on Form 10-Q. FXCM Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com